Exhibit 99.2

CSX Announces Second Quarter EPS of $0.52, Including $0.12 Benefit from Sale of Property Rights to the Commonwealth of Virginia

JACKSONVILLE, Fla. – July 21, 2021 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2021 net earnings of $1,173 million, or $0.52 per share, compared to $499 million, or $0.22 per share in the same period last year. Second quarter 2021 operating ratio was 43.4% compared to 63.3% in the prior year period.

These results include benefits from the sale of certain property rights in CSX-owned line segments to the Commonwealth of Virginia for passenger rail operations. The transaction favorably impacted operating income by $349 million, operating ratio by 11.7 percentage points, and earnings per share by $0.12.

“I want to thank all the CSX railroaders for their dedicated and unwavering focus on our customers as the economy has rebounded,” said James M. Foote, president and chief executive officer. “We are committed to providing customers a high quality service product, and will continue taking all necessary steps to meet their needs.”

Revenue for the second quarter increased 33 percent from the prior year to $2.99 billion, driven by growth across all lines of business. Expenses decreased 9 percent year over year to $1.30 billion and operating income improved to $1.69 billion for the quarter.

CSX executives will conduct a conference call with the investment community this afternoon, July 21, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-833-968-2260. For callers outside the U.S., dial 1-778-560-2704. Participants should dial in 10 minutes prior to the call and enter in 6543939 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020	$ Change	% Change	Jun. 30, 2021	Jun. 30, 2020	$ Change	% Change

Revenue	$2,990	$2,255	$735	33%	$5,803	$5,110	$693	14%
Expense
Labor and Fringe	596	507	(89)	(18)	1,216	1,113	(103)	(9)
Materials, Supplies and Other	441	418	(23)	(6)	913	890	(23)	(3)
Depreciation	348	344	(4)	(1)	693	688	(5)	(1)
Fuel	194	91	(103)	(113)	384	283	(101)	(36)
Equipment and Other Rents	87	78	(9)	(12)	175	159	(16)	(10)
Gains on Property Dispositions(a)	(367)	(11)	356	NM	(370)	(29)	341	NM
Total Expense	1,299	1,427	128	9	3,011	3,104	93	3

Operating Income	1,691	828	863	104	2,792	2,006	786	39

Interest Expense	(181)	(191)	10	5	(365)	(378)	13	3
Other Income - Net	20	15	5	33	40	37	3	8
Earnings Before Income Taxes	1,530	652	878	135	2,467	1,665	802	48

Income Tax Expense (b)	(357)	(153)	(204)	(133)	(588)	(396)	(192)	(48)
Net Earnings	$1,173	$499	$674	135%	$1,879	$1,269	$610	48%

Operating Ratio	43.4%	63.3%			51.9%	60.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution (c)	$0.52	$0.22	$0.30	136%	$0.82	$0.55	$0.27	49%

Average Shares Outstanding, Assuming Dilution (Millions) (c)	2,275	2,301			2,281	2,311

NM - not meaningful

All prior period share and per share data has been retroactively adjusted to reflect the stock split effective June 28, 2021.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2021	Dec. 31, 2020
ASSETS

Cash and Cash Equivalents	$2,986	$3,129
Short-Term Investments	4	2
Other Current Assets	1,583	1,310
Properties - Net	32,486	32,444
Investment in Affiliates and Other Companies	2,033	1,985
Other Long-Term Assets	923	923
Total Assets	$40,015	$39,793

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$122	$401
Other Current Liabilities	1,829	1,618
Long-Term Debt	16,229	16,304
Deferred Income Taxes - Net	7,248	7,168
Other Long-Term Liabilities	1,153	1,192
Total Liabilities	26,581	26,683

Total Shareholders' Equity	13,434	13,110
Total Liabilities and Shareholders' Equity	$40,015	$39,793

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020
OPERATING ACTIVITIES
Net Earnings	$1,879	$1,269
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	693	688
Deferred Income Tax Expense	66	61
Gains on Property Dispositions (a)	(370)	(29)
Other Operating Activities - Net	131	195
Net Cash Provided by Operating Activities	2,399	2,184

INVESTING ACTIVITIES
Property Additions	(754)	(801)
Proceeds from Property Dispositions (a)	227	45
Purchases of Short-Term Investments	—	(426)
Proceeds from Sales of Short-Term Investments	1	1,221
Other Investing Activities	(1)	(42)
Net Cash Used in Investing Activities	(527)	(3)

FINANCING ACTIVITIES
Long-term Debt Issued	—	500
Long-term Debt Repaid	(360)	(227)
Dividends Paid	(425)	(400)
Shares Repurchased (d)	(1,252)	(616)
Other Financing Activities	22	(5)
Net Cash Used in Financing Activities	(2,015)	(748)

Net (Decrease)/Increase in Cash and Cash Equivalents	(143)	1,433

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	3,129	958
Cash and Cash Equivalents at End of Period	$2,986	$2,391

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Sale of property rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million.

On April 14, 2021, in the first phase of the transaction, the Company closed on the conveyance of a permanent land easement for passenger rail operations, resulting in a $349 million gain recognized in gains on property dispositions on the consolidated income statement. Upon closing of this phase, cash proceeds of $200 million were received, with proceeds of $168 million to be collected in fourth quarter 2021. Additional future proceeds and related gains attributable to this conveyance are subject to state funding.

The Company anticipates closing on the remaining conveyances over the next two years, which will result in future cash proceeds and gains. The timing of future gain recognition is dependent upon the timing of future conveyances as well as collectability. As of June 30, 2021, the carrying values of the remaining assets subject to this transaction were not material.

b)Income Tax Expense: During second quarter 2021, the Company recognized $19 million in tax benefits primarily due to a favorable state legislative change.

c)Common Stock Split: On June 4, 2021, CSX announced a three-for-one split of the Company’s common stock in the form of a stock dividend. Each shareholder of record on June 18, 2021, received two additional shares of common stock for each share held as of this record date. The new shares were distributed after close of trading on June 28, 2021. All prior period share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the stock split.

d)Shares Repurchased: During second quarters and six months 2021 and 2020, the Company engaged in the following repurchase activities, which have been retroactively adjusted to reflect the stock split effective June 28, 2021:

	Quarters Ended		Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Shares Repurchased (Millions) (a)	22	2	40	29
Cost of Shares (Dollars in millions)	$701	$39	$1,252	$616
Average Cost per Share Repurchased	$32.32	$22.43	$31.23	$21.64
a) For second quarter and six months 2021, shares repurchased includes 3 million shares that were purchased in June 2021, but were not retired until July 1st, 2021, due to timing of the stock split. These shares are reflected as outstanding as of June 30, 2021, on the consolidated statement of changes in shareholder's equity.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2021 and June 30, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	167	152	10%	$606	531	14%	$3,629	$3,493	4%
Agricultural and Food Products	117	102	15	370	311	19	3,162	3,049	4
Minerals	87	83	5	152	134	13	1,747	1,614	8
Automotive	77	35	120	216	93	132	2,805	2,657	6
Forest Products(a)	75	66	14	233	197	18	3,107	2,985	4
Metals and Equipment	71	48	48	204	142	44	2,873	2,958	(3)
Fertilizers(a)	62	58	7	122	100	22	1,968	1,724	14
Total Merchandise	656	544	21	1,903	1,508	26	2,901	2,772	5
Intermodal	752	586	28	511	359	42	680	613	11
Coal	183	127	44	423	287	47	2,311	2,260	2
Other	—	—	—	153	101	51	—	—	—
Total	1,591	1,257	27%	$2,990	$2,255	33%	$1,879	$1,794	5%

Six Months Ended June 30, 2021 and June 30, 2020

	Volume			Revenue			Revenue Per Unit
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Chemicals	330	330	—%	$1,186	1,157	3%	$3,594	$3,506	3%
Agricultural and Food Products	233	223	4	719	676	6	3,086	3,031	2
Automotive	164	139	18	452	374	21	2,756	2,691	2
Minerals	154	157	(2)	277	261	6	1,799	1,662	8
Forest Products(a)	148	139	6	453	416	9	3,061	2,993	2
Metals and Equipment	139	115	21	390	341	14	2,806	2,965	(5)
Fertilizers(a)	119	114	4	244	210	16	2,050	1,842	11
Total Merchandise	1,287	1,217	6	3,721	3,435	8	2,891	2,823	2
Intermodal	1,478	1,246	19	979	781	25	662	627	6
Coal	355	308	15	807	692	17	2,273	2,247	1
Other	—	—	—	296	202	47	—	—	—
Total	3,120	2,771	13%	$5,803	$5,110	14%	$1,860	$1,844	1%
(a) Effective first quarter 2021, changes were made in the categorization of certain lines of business, impacting Forest Products and Fertilizers. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 33% in second quarter 2021 when compared to second quarter 2020 due to volume growth, higher fuel recovery, increases in other revenue and pricing gains. Volumes in second quarter 2020 were significantly impacted by the effects of the COVID-19 pandemic.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Fuel Surcharge Revenue	$161	$78	$260	$223
Fuel Lag (Expense) Benefit	$(13)	$19	$(39)	$35

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, waste and other core chemicals, partially offset by lower shipments of crude oil.

Agricultural and Food Products - Increased as a result of higher shipments of ethanol, food and consumer products, domestic grain, and feed ingredients.

Minerals - Increased primarily as a result of higher shipments of cement, lime and limestone.

Automotive - Increased due to higher North American vehicle production, which was unfavorably impacted in second quarter 2020 by temporary plant closures resulting from COVID-19.

Forest Products - Increased primarily due to higher shipments of building products and pulpboard.

Metals and Equipment - Increased due to higher shipments across the metals markets, partially offset by reduced equipment shipments.

Fertilizers - Increased due to higher long-haul fertilizer shipments, partially offset by lower short-haul phosphate shipments.

Intermodal Volume
Increases in both domestic and international shipments resulted from tight truck capacity, inventory replenishments and growth in rail volumes from east coast ports.

Coal Volume
The increase in export coal was driven by higher international shipments of both thermal coal and metallurgical coal. Domestic coal increased due to higher shipments of utility coal as well as higher steel and industrial shipments.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2021	Jun. 30, 2020	Change	Jun. 30, 2021	Jun. 30, 2020	Change
Coal Tonnage
Domestic	11.5	8.2	40%	22.8	19.3	18%
Export	9.0	6.0	50	16.9	15.1	12
Total Coal	20.5	14.2	44%	39.7	34.4	15%

Other Revenue
Other revenue increased $52 million versus prior year due to increases in revenue for intermodal storage and equipment usage as well as higher affiliate revenue.

CSX Corporation
EXPENSE
Expenses of $1.3 billion decreased $128 million, or 9%, in second quarter 2021 when compared to second quarter 2020.
Labor and Fringe expense increased $89 million due to the following:
•Higher volume and inflation resulted in $75 million of increased expenses.
•Total incentive compensation increased $60 million primarily due to higher expected annual incentive award payouts in the current year compared with downward adjustments in the prior year.
•Efficiency savings of $22 million were primarily driven by operating support, terminal, and train crew productivity.
•Other expenses decreased $24 million primarily due to $10 million of severance expense in the prior year as well as other non-significant items.
Materials, Supplies and Other expense increased $23 million due to the following:
•Higher volume and inflation resulted in $54 million of increased expenses.
•Efficiency savings of $17 million resulted from asset maintenance and terminal cost productivity.
•Other savings of $14 million were primarily due to $9 million in COVID-19 supplies expense in the prior year.
Depreciation expense increased $4 million primarily due to a larger asset base.
Fuel expense increased $103 million primarily resulting from a 93% increase in fuel prices and higher volumes, partially offset by an $18 million benefit related to a state fuel tax matter.
Equipment and Other Rents expense increased $9 million as higher volumes resulted in increased car hire costs, which were partially offset by higher net earnings at TTX.
Gains on Property Dispositions increased $356 million primarily due to a $349 million gain recognized related to the conveyance of a land easement to the Commonwealth of Virginia.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020	Change	Jun. 30, 2021	Jun. 30, 2020	Change
Average (a)	19,146	19,339	(193)	19,173	19,983	(810)
Ending	19,181	18,856	325	19,181	18,856	325

(a) Average employee counts for second quarter and six months ended 2020 include 307 and 153 employees, respectively, who were on temporary emergency reserve boards. There were no employees on temporary emergency reserve boards as of June 30, 2020

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Estimated Locomotive Fuel Consumption (Gallons)	92.1	74.3	183.9	170.6
Price per Gallon (Dollars)	$2.12	$1.10	$2.00	$1.49
Total Locomotive Fuel Expense	$195	$82	$368	$255
Non-Locomotive Fuel Expense (a)	(1)	9	16	28
Total Fuel Expense	$194	$91	$384	$283

(a) Non-locomotive fuel expense for the quarter and six months ended June 30, 2021 includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
In second quarter 2021, velocity decreased by 16% and dwell increased by 18% versus prior year results. CSX expects network fluidity to improve throughout the year commensurate with ongoing hiring efforts.

The FRA train accident rate of 1.98 in second quarter 2021 improved 34% year over year. The personal injury frequency index of 1.00 improved 13% versus the prior year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020	Improvement / (Deterioration)	Jun. 30, 2021	Jun. 30, 2020	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	17.9	21.2	(16)%	18.4	21.2	(13)%
Dwell (Hours) (a)	10.5	8.9	(18)%	10.6	8.6	(23)%
Cars Online (a)	131,000	98,606	(33)%	129,984	104,703	(24)%
On-Time Originations	78%	88%	(11)%	79%	90%	(12)%
On-Time Arrivals	67%	84%	(20)%	68%	84%	(19)%
Carload Trip Plan Performance	69%	81%	(15)%	68%	81%	(16)%
Intermodal Trip Plan Performance	89%	94%	(5)%	87%	95%	(8)%
Fuel Efficiency	0.96	0.96	—%	0.97	0.99	2%

Revenue Ton-Miles (Billions)
Merchandise	32.1	27.8	15%	63.4	60.9	4%
Coal	9.2	6.0	53%	18.0	14.6	23%
Intermodal	8.1	6.1	33%	15.8	12.9	22%
Total Revenue Ton-Miles	49.4	39.9	24%	97.2	88.4	10%

Total Gross Ton-Miles (Billions)	96.0	77.0	25%	189.4	172.3	10%

Safety
FRA Personal Injury Frequency Index	1.00	1.15	13%	0.98	0.87	(13)%
FRA Train Accident Rate	1.98	2.98	34%	2.54	2.57	1%

The measures presented above are defined on the following page. Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival. Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in millions)	Jun. 30, 2021	Jun. 30, 2020
Net Cash Provided by Operating Activities	$2,399	$2,184
Property Additions	(754)	(801)
Other Investing Activities	226	3
Free Cash Flow (before payment of dividends)	$1,871	$1,386